Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

3rd QUARTER AND YEAR TO DATE 2009 EARNINGS (UNAUDITED)

November 6, 2009 — Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced third quarter and nine months results for 2009.

First PacTrust Bancorp reported net income of $1.5 million for the quarter ended September 30, 2009 and a net loss of $398 thousand for the nine month period ended September 30, 2009, compared to net income of $1.4 million and $814 thousand for the three and nine month periods of the prior year. The Company reported basic and diluted earnings per share of $.30 for the three months ended September 30, 2009 and basic and diluted net loss of ($.28) for the nine months ended September 30, 2009 compared to basic and diluted net earnings of $.35 and $.20 for the three and nine month periods ended September 30, 2008, respectively.

Hans Ganz, President and Chief Executive Officer stated, “The Company is pleased to report increased earnings for two consecutive quarters. The results are in line with expectations despite the continued challenging economic environment.”

For the three and nine months ended September 30, 2009, net interest income before provision for loan losses was $7.3 million and $21.4 million, respectively, compared to $6.0 million and $16.8 million for the same periods in the prior year. The increases in net interest income before provision for loan losses for the three and nine months ended September 30, 2009 are primarily attributable to increases in the Company’s interest earning assets and a decline in the Company’s average cost of funds. For the three and nine months ended September 30, 2009, the Company’s average balance of interest earning assets increased $44.3 million and $73.7 million, respectively, while the Company’s average cost of funds decreased 88 and 84 basis points, respectively. As a result, the Company’s net interest margin continues to improve increasing 45 basis points to 3.45% for the quarter ended September 30, 2009 compared to the prior year’s quarter, and increasing 48 basis points to 3.38% for the nine months ended September 30, 2009 compared to same period of the prior year.

A $2.7 million provision for loan losses was made during the third quarter ended September 30, 2009 compared to a $1.5 million provision in the same period of the prior year. Provisions for loan losses totaled $12.4 million for the nine months ended September 30, 2009, compared to $7.4 million for the same period of the prior year. Non-performing loans, which are those loans on nonaccrual status, loans that have been restructured resulting in a troubled debt classification and impaired loans, were $47.2 million at September 30, 2009 compared to $46.8 million at December 31, 2008. Other real estate owned acquired in settlement of loans declined $2.9 million during the quarter ended September 30, 2009 to $5.3 million as the bank sold all properties owned with the exception of one participation construction property.

For the three months ended September 30, 2009, non-interest expense increased $138 thousand compared to the prior year’s quarter to $3.4 million primarily due to an increase in FDIC deposit insurance premiums. For the nine months ended September 30, 2009, non-interest expense increased $1.1 million to $11.2 million also primarily due to increases in FDIC fees comprised of increased quarterly assessments as well as an emergency special assessment imposed on all depository institutions in the second quarter.

Net loan charge-offs for the nine month period ended September 30, 2009 totaled $19.5 million compared to $950 thousand for the same period of the prior year. Net loan charge-offs for the three months ended September 30, 2009 totaled $6.1 million compared to $208 thousand for the same period of the prior year. The allowance for loan losses as a percentage of loans outstanding was 1.44% at September 30, 2009 compared to 2.26% at December 31, 2008. The decline in the percentage of allowance to loans outstanding was a direct result of charge-offs of specific reserves that had been previously provided.

Total assets increased $17.9 million from $876.5 million at December 31, 2008 to $894.5 million at September 30, 2009, primarily due to securities purchased during the period. Total deposits increased by $38.9 million, or 6.5%, to $637.1 million at September 30, 2009 from $598.2 million at December 31, 2008 due mainly to growth in savings and certificate of deposit accounts.

Equity decreased $1.7 million to $97.0 million at September 30, 2009 from $98.7 million at December 31, 2008 primarily due to a year to date net loss of $398 thousand, the payment of dividends on common stock in the amount of $773 thousand and the payment of dividends on preferred stock in the amount of $722 thousand during the nine months ended September 30, 2009. Equity was increased by ESOP shares earned of $231 thousand and stock awards earned of $71 thousand.

As of September 30, 2009, the Bank exceeded all regulatory capital requirements of the Office of Thrift Supervision. The Bank’s regulatory capital ratios at September 30, 2009 were as follows: core capital 9.27%, tier 1 risk-based capital 12.22%; and total risk-based capital 13.13%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0% and 10.0%, respectively.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$11,515	$11,645	$35,673	$34,214
Total interest expense	4,248	5,661	14,234	17,398

Net interest income	7,267	5,984	21,439	16,816
Provision for loan losses	2,709	1,479	12,395	7,370

Net interest income after provision for loan losses	4,558	4,505	9,044	9,446
Noninterest income	452	585	1,345	1,728
Noninterest expense	3,444	3,306	11,239	10,157

Income/(loss) before taxes	1,566	1,784	(850)	1,017
Income tax provision/(benefit)	71	340	(452)	203

Net income/(loss)	$1,495	$1,444	$(398)	$814

Earnings/(Loss) per share
Basic	$.30	$.35	$(.28)	$.20

Diluted	$.30	$.35	$(.28)	$.20

	September 30, 2009	December 31, 2008
	(In thousands)
Selected Financial Condition Data
Total assets	$894,453	$876,520
Cash and cash equivalents	25,390	19,237
Loans receivable, net	767,970	793,045
Securities available-for-sale	48,751	17,565
Deposits	637,125	598,177
Bank owned life insurance investment	17,846	17,565
Advances from Federal Home Loan Bank	150,000	175,000
Shareholders’ equity	97,014	98,723

	Actual		Minimum Capital Requirements		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2009
Total capital (to risk- weighted assets)	$89,066	13.13%	$54,175	8.00%	$67,719	10.00%
Tier 1 capital (to risk- weighted assets)	82,865	12.22	27,087	4.00	40,631	6.00
Tier 1 (core) capital (to adjusted tangible assets)	82,865	9.27	35,506	4.00	44,383	5.00

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Selected Financial and Capital Ratios (1)
Return on average assets	.67%	.69%	(.06)%	.13%
Return on average equity	6.20	7.03	(.55)	1.30
General and administrative expenses to average assets	1.54	1.58	1.68	1.67
Efficiency ratio (2)	44.62	50.33	49.33	54.77
Net interest margin	3.45	3.00	3.38	2.90

	September 30, 2009	December 31, 2008
Allowance for loan losses as % of loans	1.44	2.26
Non-performing assets to total assets (3)	5.91	5.36
Book Value per common share (4)	$18.14	$18.59

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents noninterest expense divided by net interest income plus noninterest income.
(3)	Consists of assets 90 days past due, nonaccrual loans, troubled debt restructured loans, and real estate owned assets.
(4)	Represents total equity divided by total shares outstanding ( including treasury stock ) and excluding unearned ESOP shares, unearned stock awards and preferred stock.